Exhibit 99.1

Investor Contact: Steve A. Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES SECOND QUARTER 2020 RESULTS

Clayton, MO, August 5, 2020 - Olin Corporation (NYSE: OLN) announced financial results for the second quarter ended June 30, 2020.

The second quarter 2020 reported net loss was $120.1 million, or $0.76 per diluted share, which compares to the second quarter 2019 reported net loss of $20.0 million, or $0.12 per diluted share. Second quarter 2020 adjusted EBITDA of $71.5 million excludes depreciation and amortization expense of $136.5 million, information technology integration costs of $20.4 million, and restructuring charges and other costs of $5.5 million. Second quarter 2019 adjusted EBITDA was $204.6 million. Sales in the second quarter 2020 were $1,241.2 million compared to $1,592.9 million in the second quarter 2019.

John E. Fischer, Chairman, President and Chief Executive Officer, said, “Second quarter 2020 sales for the combined Chlor Alkali Products and Vinyls and Epoxy businesses declined year-over-year by approximately 27%. The sales decline reflects weaker customer demand and a high level of planned maintenance turnaround activity which occurred early in the second quarter. Overall chemical businesses sales increased each month during the quarter from the April low point and have continued to increase during July.

“The Chlor Alkali Products and Vinyls business experienced weaker broad-based customer demand from almost all end-use chemical customers in the second quarter 2020 compared to the first quarter of 2020. Shipments to our urethane customers were particularly weak and declined by approximately 44% compared to first quarter 2020. During the second quarter of 2020, caustic soda pricing increased approximately 8% in Olin’s system when compared to the first quarter of 2020, while ethylene dichloride pricing sequentially declined approximately 50%. In third quarter 2020, we expect sequential improvement in both caustic soda and ethylene dichloride pricing. We also expect the volumes in the third quarter of 2020 to improve from second quarter 2020 levels primarily due to lower maintenance turnaround activity.

“The Epoxy business experienced weaker product demand from European and North American automotive, oil and gas, and industrial coatings customers in the second quarter 2020 compared to the first quarter of 2020. Second quarter 2020 epoxy resin shipment volumes decreased approximately 30% from both first quarter 2020 and second quarter 2019. The sequential decline in Epoxy segment earnings was attributable to lower volumes. Lower operating costs offset the higher planned maintenance turnaround costs.

“For the fourth consecutive quarter, the Winchester business experienced year-over-year improvement in segment earnings. Commercial ammunition demand remained elevated throughout the second quarter of 2020. We expect this higher level of ammunition demand to continue at least through the remainder of 2020.

“During the second quarter of 2020, Olin completed several refinancing actions, which enhanced our liquidity. These actions provide Olin the flexibility to navigate the current economic conditions. These refinancing actions complement our efforts to reduce our working capital, minimize spending and manage our balance sheet to maximize financial flexibility. The refinancing actions allowed us to make the required ethylene payment to the Dow Chemical Company (Dow) during the quarter under favorable terms.

OUTLOOK

“The Chlor Alkali Products and Vinyls and Epoxy businesses remain challenged by the current economic conditions. Visibility around future demand continues to be limited and customer order patterns remain volatile. The combination of lower maintenance turnaround costs, improved sales volumes, and higher product pricing are forecast to generate a third quarter 2020 adjusted EBITDA that is more than double second quarter 2020 levels. June and July activity levels support this outlook.

“During 2020, several initiatives are expected to create long-term improvement in cash flow:

•
Refinancing of a portion of the high-cost bonds assumed during the 2015 Dow Chlorine Products acquisition, which become callable in late-2020, is expected to reduce interest expense by approximately $30 million annually.

•
Winding down of the multi-year information technology project to integrate the acquired Dow Chlorine Products businesses is expected to reduce annual spending by approximately $110 million, split between capital and expense. The wind down of the project will begin in the fourth quarter.

•
Olin’s vinyl chloride monomer contract is transitioning from the toll manufacturing arrangement that has been in place since the 2015 Dow acquisition, to a direct customer sale agreement, beginning on January 1, 2021. The new vinyl chloride monomer contract is expected to improve annual adjusted EBITDA by approximately $50 million to $75 million.

•
The multi-year Winchester contract to operate the U.S. Army Lake City ammunition facility in fourth quarter 2020 is expected to increase Winchester’s annual revenue by $450 million to $550 million with a corresponding improvement in annual adjusted EBITDA of $40 million to $50 million.

“In addition to the above 2020 initiatives, Olin expects to benefit in 2021 from lower maintenance turnaround spending and lower capital spending compared to 2020, and the realization of the full year benefit from cost reductions completed during 2020. These cash flow enhancements are generally independent of industry conditions.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the second quarter 2020 were $651.2 million compared to $909.2 million in the second quarter 2019. Second quarter 2020 segment loss was $57.0 million compared to segment earnings of $70.7 million in the second quarter 2019. The decreases in the second quarter sales and segment earnings compared to the second quarter of 2019 were primarily due to lower volumes and decreased caustic soda and ethylene dichloride pricing. The decline in segment earnings was partially offset by lower raw material and operating costs. Chlor Alkali Products and Vinyls second quarter 2020 results included depreciation and amortization expense of $108.5 million compared to $118.8 million in the second quarter 2019.

EPOXY

Epoxy sales for the second quarter 2020 were $397.4 million compared to $518.8 million in the second quarter 2019. The decrease in Epoxy sales was primarily due to lower epoxy resin volume and lower product prices. The second quarter 2020 segment loss was $13.0 million compared to segment earnings of $3.9 million in the second quarter 2019. The decrease in Epoxy segment earnings was primarily due to lower product prices and lower epoxy resin volumes, partially offset by lower raw material costs, primarily benzene and propylene, and lower operating costs. Epoxy second quarter 2020 results included depreciation and amortization expense of $21.6 million compared to $25.8 million in the second quarter 2019.

WINCHESTER

Winchester sales for the second quarter 2020 were $192.6 million compared to $164.9 million in the second quarter 2019. The increase in sales was primarily due to higher commercial ammunition sales. Second quarter 2020 segment earnings were $16.0 million compared to $10.1 million in the second quarter 2019. The increase in segment earnings was primarily due to higher commercial ammunition volumes and pricing, which were partially offset by $3.8 million of transition costs related to the U.S. Army Lake City ammunition facility contract. Winchester second quarter 2020 results included depreciation and amortization expense of $4.7 million compared to $5.1 million in the second quarter 2019.

CORPORATE AND OTHER COSTS

Second quarter 2020 charges to income for environmental investigatory and remedial activities were $2.8 million compared to $17.2 million in the second quarter 2019. The charges for the second quarter 2019 included a gain of $4.8 million from an environmental insurance-related settlement and a $20.0 million increase in costs at a legacy manufacturing site due to revised remediation estimates stemming from negotiations with a government agency.

Other corporate and unallocated costs in the second quarter of 2020 increased by $2.1 million compared to the second quarter 2019, primarily due to higher stock-based compensation costs, which includes mark-to-market adjustments.

CASH AND LIQUIDITY

During the second quarter of 2020, Olin completed the following financing transactions:

•
Amended our $1.3 billion senior secured credit facility, including a senior delay-draw term loan facility of $500 million and a senior revolving credit facility of $800 million. Borrowings under the facility will be secured by domestic personal property of Olin Corporation and certain material domestic subsidiaries.

•	Issued $500 million of 9.5% Senior Notes due 2025 at 99.5% of par value.

•	Reactivated our $250 million Accounts Receivable Securitization Facility, of which $240.7 million was drawn at June 30, 2020.
Olin has no mandatory debt repayments until August 2022.

The cash balance at June 30, 2020 was $237.9 million. Working capital decreased by $131.3 million in the second quarter 2020 and $30.8 million year-to-date. During 2020, Olin expects to reduce working capital by approximately $150 million. During the second quarter, Olin paid $461 million to Dow for the final ethylene tranche. This will provide the ethylene, at producer-based economics, needed to support the new vinyl chloride monomer contract, which will commence in January 2021.

DIVIDEND

On July 30, 2020, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on September 10, 2020, to shareholders of record at the close of business on August 10, 2020. This will be the 375th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss second quarter 2020 financial results at 10:00 a.m. Eastern time on Thursday, August 6, 2020. Prepared remarks will be followed by a question and answer session. Associated slides, which will be available one hour prior to the call, and the conference call will be accessible via webcast through Olin’s website, www.olin.com, under the second quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as vinyls, urethanes, and pulp and paper;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs;

•	failure to control costs or to achieve targeted cost reductions;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior secured credit facility;

•	the negative impact from the COVID-19 pandemic and the global response to the pandemic;

•	the failure or an interruption of our information technology systems;

•	complications resulting from our multiple enterprise resource planning systems and the conversion to a new system;

•	the loss of a substantial customer for either chlorine or caustic soda could cause an imbalance in customer demand for these products;

•	our substantial amount of indebtedness and significant debt service obligations;

•	unexpected litigation outcomes;

•	changes in, or failure to comply with, legislation or government regulations or policies;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	failure to attract, retain and motivate key employees;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	adverse changes in international markets, including economic, political or regulatory changes;

•	our long range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital; and

•	various risks associated with our transition and subsequent operation of the Lake City U.S. Army Ammunition Plant.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2020-13

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2020	2019	2020	2019
Sales	$1,241.2	$1,592.9	$2,666.3	$3,146.3
Operating Expenses:
Cost of Goods Sold	1,235.7	1,463.7	2,609.9	2,811.0
Selling and Administration	99.7	97.0	196.4	204.0
Restructuring Charges	1.7	3.8	3.4	7.8
Other Operating Income	0.1	0.1	0.1	0.2
Operating (Loss) Income	(95.8)	28.5	(143.3)	123.7
Interest Expense(b)	69.4	57.9	132.5	115.3
Interest Income	0.2	0.3	0.3	0.5
Non-operating Pension Income	4.9	4.2	9.5	8.1
Other Income(c)	—	—	—	11.2
Income (Loss) before Taxes	(160.1)	(24.9)	(266.0)	28.2
Income Tax (Benefit) Provision	(40.0)	(4.9)	(65.9)	6.5
Net (Loss) Income	$(120.1)	$(20.0)	$(200.1)	$21.7
Net (Loss) Income Per Common Share:
Basic	$(0.76)	$(0.12)	$(1.27)	$0.13
Diluted	$(0.76)	$(0.12)	$(1.27)	$0.13
Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	157.9	164.6	157.8	164.8
Average Common Shares Outstanding - Diluted	157.9	164.6	157.8	165.7

(a)	Unaudited.

(b)
Interest expense included $4.2 million for the three months ended June 30, 2019 and $4.0 million and $8.2 million for the six months ended June 30, 2020 and 2019, respectively, related to the 2020 ethylene payment discount.

(c)	Other income for the six months ended June 30, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.

Olin Corporation
Segment Information(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
Sales:
Chlor Alkali Products and Vinyls	$651.2	$909.2	$1,411.1	$1,781.4
Epoxy	397.4	518.8	874.6	1,042.8
Winchester	192.6	164.9	380.6	322.1
Total Sales	$1,241.2	$1,592.9	$2,666.3	$3,146.3
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$(57.0)	$70.7	$(91.3)	$191.1
Epoxy	(13.0)	3.9	(1.3)	14.4
Winchester	16.0	10.1	26.5	19.2
Corporate/Other:
Environmental Expense(b)	(2.8)	(17.2)	(5.4)	(19.0)
Other Corporate and Unallocated Costs(c)	(37.4)	(35.3)	(68.5)	(74.4)
Restructuring Charges	(1.7)	(3.8)	(3.4)	(7.8)
Other Operating Income	0.1	0.1	0.1	0.2
Interest Expense(d)	(69.4)	(57.9)	(132.5)	(115.3)
Interest Income	0.2	0.3	0.3	0.5
Non-operating Pension Income	4.9	4.2	9.5	8.1
Other Income(e)	—	—	—	11.2
Income (Loss) before Taxes	$(160.1)	$(24.9)	$(266.0)	$28.2

(a)	Unaudited.

(b)	Environmental expense for both the three and six months ended June 30, 2019 included $4.8 million of an environmental insurance-related settlement gain.

(c)
Other corporate and unallocated costs included charges of $20.4 million and $21.5 million for the three months ended June 30, 2020 and 2019, respectively, and $35.1 million and $35.6 million for the six months ended June 30 2020 and 2019, respectively, associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(d)
Interest expense included $4.2 million for the three months ended June 30, 2019 and $4.0 million and $8.2 million for the six months ended June 30, 2020 and 2019, respectively, related to the 2020 ethylene payment discount.

(e)	Other income for the six months ended June 30, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.

Olin Corporation
Consolidated Balance Sheets(a)

	June 30,	December 31,	June 30,
(In millions, except per share data)	2020	2019	2019
Assets:
Cash & Cash Equivalents	$237.9	$220.9	$126.9
Accounts Receivable, Net	700.2	760.4	848.2
Income Taxes Receivable	17.6	13.9	23.4
Inventories, Net	619.1	695.7	698.9
Other Current Assets	42.0	23.1	28.8
Total Current Assets	1,616.8	1,714.0	1,726.2
Property, Plant and Equipment (Less Accumulated Depreciation of $3,484.9, $3,268.1 and $3,000.0)	3,234.9	3,323.8	3,410.5
Operating Lease Assets, Net	371.8	377.8	295.8
Deferred Income Taxes	38.3	35.3	28.1
Other Assets	1,179.7	1,169.1	1,174.5
Intangibles, Net	416.9	448.1	480.6
Goodwill	2,119.7	2,119.7	2,119.6
Total Assets	$8,978.1	$9,187.8	$9,235.3
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$1.8	$2.1	$1.1
Accounts Payable	520.8	651.9	669.2
Income Taxes Payable	7.7	19.8	9.5
Current Operating Lease Liabilities	77.3	79.3	71.4
Accrued Liabilities	318.7	329.1	298.9
Total Current Liabilities	926.3	1,082.2	1,050.1
Long-term Debt	4,073.9	3,338.7	3,232.6
Operating Lease Liabilities	299.2	303.4	229.3
Accrued Pension Liability	768.0	797.7	653.6
Deferred Income Taxes	414.5	454.5	506.4
Other Liabilities	307.3	793.8	792.5
Total Liabilities	6,789.2	6,770.3	6,464.5
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share, Authorized 240.0 Shares: Issued and Outstanding 157.9 Shares (157.7 and 164.3 in 2019)	157.9	157.7	164.3
Additional Paid-in Capital	2,127.0	2,122.1	2,229.2
Accumulated Other Comprehensive Loss	(773.9)	(803.4)	(660.4)
Retained Earnings	677.9	941.1	1,037.7
Total Shareholders’ Equity	2,188.9	2,417.5	2,770.8
Total Liabilities and Shareholders’ Equity	$8,978.1	$9,187.8	$9,235.3

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Six Months Ended June 30,
(In millions)	2020	2019
Operating Activities:
Net (Loss) Income	$(200.1)	$21.7
Gain on Disposition of Non-consolidated Affiliate	—	(11.2)
Stock-based Compensation	4.1	5.3
Depreciation and Amortization	283.0	304.3
Deferred Income Taxes	(52.1)	(16.6)
Qualified Pension Plan Contributions	(1.2)	(0.7)
Qualified Pension Plan Income	(5.9)	(4.6)
Changes in:
Receivables	64.1	(70.8)
Income Taxes Receivable/Payable	(15.8)	(30.6)
Inventories	75.7	9.6
Other Current Assets	(18.3)	2.4
Accounts Payable and Accrued Liabilities	(74.9)	(1.9)
Other Assets	0.6	(2.3)
Other Noncurrent Liabilities	(5.6)	29.4
Other Operating Activities	1.8	2.1
Net Operating Activities	55.4	236.1
Investing Activities:
Capital Expenditures	(166.5)	(191.3)
Payments under Ethylene Long-Term Supply Contracts	(461.0)	—
Payments under Other Long-Term Supply Contracts	(75.8)	—
Proceeds from Disposition of Non-consolidated Affiliate	—	20.0
Net Investing Activities	(703.3)	(171.3)
Financing Activities:
Long-term Debt Borrowings (Repayments), Net	737.4	(25.6)
Common Stock Repurchased and Retired	—	(26.7)
Stock Options Exercised	0.5	1.5
Dividends Paid	(63.1)	(65.7)
Debt Issuance Costs	(9.6)	—
Net Financing Activities	665.2	(116.5)
Net Increase (Decrease) in Cash and Cash Equivalents	17.3	(51.7)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.3)	(0.2)
Cash and Cash Equivalents, Beginning of Year	220.9	178.8
Cash and Cash Equivalents, End of Period	$237.9	$126.9

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
Reconciliation of Net (Loss) Income to Adjusted EBITDA:
Net (Loss) Income	$(120.1)	$(20.0)	$(200.1)	$21.7
Add Back:
Interest Expense	69.4	57.9	132.5	115.3
Interest Income	(0.2)	(0.3)	(0.3)	(0.5)
Income Tax (Benefit) Provision	(40.0)	(4.9)	(65.9)	6.5
Depreciation and Amortization	136.5	151.4	283.0	304.3
EBITDA	45.6	184.1	149.2	447.3
Add Back:
Restructuring Charges	1.7	3.8	3.4	7.8
Environmental Recoveries, Net(b)	—	(4.8)	—	(4.8)
Information Technology Integration Project(c)	20.4	21.5	35.1	35.6
Certain Non-recurring Items(d)	3.8	—	6.6	(11.2)
Adjusted EBITDA	$71.5	$204.6	$194.3	$474.7

(a)	Unaudited.

(b)	Environmental recoveries, net for both the three and six months ended June 30, 2019 included $4.8 million of an environmental insurance-related settlement.

(c)
Information technology integration project charges were associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(d)
Certain non-recurring items for the three and six months ended June 30, 2020 included $3.8 million and $6.6 million, respectively, of charges related to the Lake City facility transition. Certain non-recurring items for the six months ended June 30, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.